Exhibit 10.1

EXECUTION COPY

THIRD AMENDED AND RESTATED COOPERATION AGREEMENT

This Third Amended and Restated Cooperation Agreement, dated as of February 23, 2020 (this “Agreement”), is by and among Avis Budget Group, Inc. (the “Company”) and the entities set forth on Schedule A hereto (together with their Affiliates, “SRS”).

WHEREAS, as of the date hereof, SRS Beneficially Owns 16,189,300 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”);

WHEREAS, the Company and SRS have previously entered into that certain Second Amended and Restated Cooperation Agreement, dated as of April 16, 2018 (the “Prior Agreement”), with respect to certain matters relating to the Board of Directors of the Company (the “Board”) and certain other matters, as provided therein;

WHEREAS, pursuant to the Prior Agreement, the Board recommended the election of Brian Choi and Jagdeep Pahwa at the 2019 annual meeting of stockholders of the Company, and each of them was subsequently elected at such annual meeting;

WHEREAS, on February 7, 2020, the Board appointed Bernardo Hees to serve as a director of the Company and as Chairman of the Board and Chair of the Executive Committee; and

WHEREAS, the Company and SRS wish to amend and restate the Prior Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Board Representation.

(a)    As of the date of this Agreement, the Board has duly resolved to (i) nominate each of Brian Choi, Jagdeep Pahwa and Karthik Sarma (collectively, the “Applicable Directors”) for election to the Board at the Company’s next annual meeting of stockholders (including any adjournments or postponements thereof, the “2020 Annual Meeting”), (ii) appoint, effective as of the date of this Agreement, Jagdeep Pahwa as Vice Chairman and (iii) appoint, effective as of the date of this Agreement, Brian Choi as Chair of the Compensation Committee to the Board.

(b)    The Company’s slate of nominees for election as directors of the Company at the 2020 Annual Meeting shall comprise (i) the Applicable Directors and (ii) the following other nominees: Bernardo Hees, Lynn Krominga, Glenn Lurie and Carl Sparks (collectively, the “Named Company Directors”). The Company will recommend that the Company’s stockholders vote in favor of the election of the Applicable Directors and the Named Company Directors at the 2020 Annual Meeting and will support the Applicable Directors for election in substantially the same manner as the Named Company Directors.

(c)    The Company’s slate of nominees for election as directors of the Company at each meeting of stockholders of the Company held during the Standstill Period at which directors are to be elected (the “Applicable Meetings”) shall include each of the Applicable Directors. The

Company shall recommend that the Company’s stockholders vote in favor of the election of each of the Applicable Directors at each of the Applicable Meetings and shall support the Applicable Directors for election at each of the Applicable Meetings in substantially the same manner as the Company’s other nominees.

(d)    At all times while serving as a member of the Board (and as a condition to such service), the Applicable Directors shall (i) comply with all policies, codes and guidelines applicable to Board members (subject to Section 9), copies of which are either publicly available or have been provided to SRS or their counsel, (ii) not serve as a director or officer of any Competitor and (iii) otherwise qualify as “independent” of the Company pursuant to the applicable stock exchange listing requirements ((i) through (iii), the “Applicable Director Criteria”). The Company acknowledges that Mr. Pahwa does not satisfy clause (iii) of the definition of Applicable Director Criteria and agrees that such non-satisfaction (to the extent previously disclosed to the Board in Mr. Pahwa’s director and officer questionnaire submitted in connection with the 2020 Annual Meeting) shall not preclude Mr. Pahwa from serving as an Applicable Director under this Agreement.

(e)    During the Standstill Period, SRS shall be entitled to designate three (3) persons to serve as members of the Board. Such persons shall serve as the Applicable Directors in accordance with this Agreement and may, but are not required to be, former or current employees of SRS or an affiliate of SRS. SRS shall be entitled to change its designation of the persons serving as the Applicable Directors from time to time and at any time during the Standstill Period. The Applicable Directors shall be entitled to resign from the Board at any time in their discretion. Should any of the Applicable Directors resign from the Board, become unable to serve on the Board due to death, disability or other reasons or otherwise cease to serve on the Board for any reason (including as the result of SRS changing its designation of an Applicable Director) prior to the expiration of the Standstill Period, SRS will have the right to recommend for appointment to the Board a replacement director (a “Replacement”); provided, that any Replacement of an Applicable Director shall meet the Applicable Director Criteria. The appointment of a Replacement will be subject to a customary due diligence process by the Board (including the review of a completed D&O questionnaire (in the Company’s standard form), interviews with members of the Board and a customary background check) and completion by the Replacement of the following documents required of all non-executive directors on the Board: the Certification for the Procedures and Guidelines Governing Securities Trades by Company Personnel and the Majority Voting Conditional Resignation Letter. The Company will use its reasonable best efforts to complete its approval process as promptly as practicable. The Company shall appoint the Replacement to the Board unless (i) the Board, in good faith, upon the advice of outside legal counsel, determines that appointing the proposed director would be inconsistent with its fiduciary duties under applicable law or (ii) the Replacement fails to satisfy the Applicable Director Criteria. For the avoidance of doubt, SRS will be entitled to continue to recommend different persons which meet the foregoing criteria until a Replacement is appointed. Except as otherwise specified in this Agreement, if a Replacement is appointed, all references in this Agreement to the term “Applicable Director” will include such Replacement.

(f)    During the Standstill Period, (i) SRS shall be entitled to appoint one (1) Applicable Director to the Corporate Governance Committee of the Board, (ii) SRS shall be entitled to appoint one (1) Applicable Director to the Compensation Committee of the Board, which Applicable Director shall serve as Chair of the Compensation Committee of the Board, (iii) the size of each of the Corporate Governance Committee and the Compensation Committees shall be set at three (3) members, all of whom shall qualify as “independent” of the Company pursuant to the applicable stock exchange listing requirements (unless the Board (including, solely in the case of an Applicable Director joining such committee, a majority of the directors who are not former or current employees of, or advisors or consultants to, SRS or an Affiliate of SRS) approves the appointment to such committee of a director who does not qualify as “independent” of the Company in accordance with an applicable exception thereunder) and (iv) SRS shall be entitled to designate one Applicable Director to serve as Vice Chairman of the Board; provided that, the Board shall not be required to reduce the size of each of the Corporate Governance Committee and the Compensation Committees to three (3) members pursuant to clause (iii) of this Section 1(f) until thirty (30) days following the date hereof. SRS shall be entitled to change its appointments and designations pursuant to this Section 1(f) from time to time and at any time during the Standstill Period. If SRS elects to change the Vice Chairman or the committee positions on which an Applicable Director serves, SRS shall provide written notice furnishing the name of the Person being replaced, the name of the Person to be appointed, and setting forth the positions in which the new appointee will serve. The Company shall promptly appoint the Applicable Director to the designated positions so long as, in the case of any committee appointments, such Applicable Director satisfies the applicable stock exchange listing requirements for serving on such committee. SRS has presently designated Mr. Choi to serve on the Corporate Governance Committee and to serve on, and be Chair of, the Compensation Committee. SRS has presently designated Mr. Pahwa to serve as Vice Chairman of the Board.

(g)    Promptly after the execution and delivery of this Agreement (or, in the case of any Replacement, immediately prior to such Person’s appointment to the Board), each of the Applicable Directors shall deliver (and any Replacement shall deliver, as applicable) to the Company an irrevocable resignation letter pursuant to which such Person shall resign from the Board and all applicable committees thereof, subject to the Board’s acceptance of such resignation (which may be accepted or rejected in its sole discretion), in the event of any of the following:

(i)    SRS fails to maintain the Minimum Ownership Levels as set forth in Section 5 hereof, in which case the resignation letter provided by such Applicable Director shall become effective;

(ii)    a judicial determination that such Applicable Director has materially breached any of the terms of this Agreement, in which case the resignation letter provided by such Applicable Director shall become effective; or

(iii)    a judicial determination that SRS has materially breached any of the terms of this Agreement, in which case the resignation letters provided by all of the Applicable Directors shall become effective.

(h)    Each of Leonard Coleman, Mary Choksi, Jeff Fox, Robert Salerno, Francis Shammo, and Sanoke Viswanathan shall not be nominated for reelection at the 2020 Annual Meeting. During the period commencing with the conclusion of the 2020 Annual Meeting through the expiration or termination of the Standstill Period, the Board and all applicable committees of the Board shall take all necessary actions (including with respect to nominations for election at the Applicable Meetings) so that the size of the Board is no more than nine (9) directors.

(i)    Following the conclusion of the 2020 Annual Meeting, unless the Board determines otherwise, all determinations regarding, and actions with respect to, SRS and this Agreement (including any amendment to or waiver under this Agreement) shall be made by either (i) the Board (excluding all directors who are current or former employees of, or advisors or consultants to, SRS or an Affiliate of SRS) or (ii) a committee of the Board comprised solely of directors who are independent under the standards of the Nasdaq Stock Exchange and are not current or former employees of, or advisors or consultants to, SRS or an Affiliate of SRS.

(j)    Upon the selection by the Board of a Chief Executive Officer on a non-interim basis, the Company will appoint the Chief Executive Officer to the Board; provided that if such Chief Executive Officer is already a director of the Company, the Board shall, no later than ninety (90) days after such selection of a Chief Executive Officer, appoint an additional director who is (i) independent under the standards of the Nasdaq Stock Exchange and (ii) not a former or current employee of, or advisor or consultant to, SRS or an Affiliate of SRS. The appointment of such director will be subject to the execution by such director of the following documents required of all non-executive directors on the Board: (i) the Certification for the Procedures and Guidelines Governing Securities Trades by Company Personnel, (ii) the Majority Voting Conditional Resignation Letter and (iii) a D&O questionnaire (in the Company’s standard form). For the avoidance of doubt, the additional director appointed pursuant to this Section 1(j) shall be in addition to the Additional Director (as defined below) appointed pursuant to Section 1(k).

(k)    No later than ninety (90) days after the 2020 Annual Meeting, the Board will appoint an additional director who is (i) independent under the standards of the Nasdaq Stock Exchange and (ii) not a former or current employee of, or advisor or consultant to, SRS or an Affiliate of SRS (the “Additional Director”). The appointment of the Additional Director will be subject to the execution by the Additional Director of the following documents required of all non-executive directors on the Board: (i) the Certification for the Procedures and Guidelines Governing Securities Trades by Company Personnel, (ii) the Majority Voting Conditional Resignation Letter and (iii) a D&O questionnaire (in the Company’s standard form).

(l)    SRS agrees that the Applicable Directors shall recuse themselves from the portion of any Board or committee or subcommittee meeting at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (i) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (ii) any proposed or pending (x) Extraordinary Transaction between the Company or any of its subsidiaries and SRS or its Affiliates, (y) other material transaction between the Company or any of its subsidiaries and SRS or any of its Affiliates from which SRS or an Affiliate of SRS receives or otherwise derives a material benefit (other than a benefit to which SRS or any of its Affiliates would be entitled in its capacity as a shareholder of the Company and in which all shareholders of the Company participate pro rata) or (z) material transaction between the Company or any of its subsidiaries and another entity in which SRS has representation on the board of directors (or equivalent governing body), or has beneficial ownership of 10% or more, of such entity or such entity’s direct or indirect parent company, or (iii) any public stockholder proposal or public proposal to nominate any Person for election to the Board made by SRS or its Affiliates (the matters described in clauses (i)-(iii) of this Section 1(l) referred to as “Recusal Matters”). SRS agrees that the Applicable Directors shall not have access to documents or other information relating to Recusal Matters.

(m)    Withdrawal of Nomination Notice. SRS hereby irrevocably withdraws the Nomination Notice with immediate effect and, if requested by the Company, agrees to notify the SEC of such withdrawal on the date hereof. SRS shall, and shall cause its Representatives to, immediately cease all solicitation efforts in connection with the 2020 Annual Meeting. SRS shall not, and shall cause its Representatives not to, file with the SEC, or mail or otherwise deliver to the Company’s stockholders, any preliminary or definitive proxy statement or proxy card in respect of the 2020 Annual Meeting.

2.    Standstill Provisions. During the period commencing with the execution and delivery of this Agreement and ending on the earliest to occur of (i) December 31, 2021, (ii) the date on which SRS’s Beneficial Ownership ceases to satisfy the Minimum Ownership Level set forth in Section 5(c) hereof and (iii) the date that is sixty (60) calendar days prior to the Advance Notice Deadline (the “Standstill Period”), SRS shall not, directly or indirectly, in any manner, take any of the following actions (unless specifically permitted to do so in writing in advance by the Board):

(a)    acquire, offer to acquire, or cause to be acquired any ownership or other interest in any Voting Securities or any Synthetic Position such that SRS would collectively have Beneficial Ownership of more than the greater of (x) 18,589,128 and (y) 25% of the outstanding Voting Securities (the “Independent Ownership Limit”) immediately following the consummation of such transaction; provided, that for the avoidance of doubt, nothing contained in this Agreement shall in any way limit the ability of SRS to acquire, offer to acquire or cause to be acquired any ownership or other interest in any Synthetic Position that (i) is not required or permitted to be settled, in whole or in part, in Voting Securities and (ii) does not grant SRS a right, option or obligation to own, acquire or control or direct the voting of any Voting Securities upon Exercise;

(b)    solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), in or assist, advise, knowingly encourage or knowingly influence any Third Party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any Voting Securities (other than such advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter);

(c)    other than through open market or block trade brokered sale transactions where (i) the identity of the purchaser is unknown to SRS, or (ii) SRS does not directly or indirectly select or influence the selection of the purchaser, sell, offer or agree to sell any Voting Securities of the Company to any Third Party that, to the knowledge of SRS after due inquiry, (x) has aggregate Beneficial Ownership (together with its Affiliates and Associates) of more than 4.9% of the issued and outstanding Common Stock or (y) would result in such Third Party having aggregate Beneficial Ownership (together with its Affiliates and Associates) of more than 4.9% of the issued and outstanding Common Stock;

(d)    effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of all or a substantial portion of the Company’s assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or any of their respective securities (each, an “Extraordinary Transaction”); provided that nothing in this paragraph (d) shall preclude or prohibit SRS (or its Affiliates) from (i) tendering into a tender or exchange offer; (ii) making a proposal providing for a Change of Control Transaction (as defined below) involving the acquisition of all of the outstanding Common Stock of the Company (a “Wholeco Transaction”) directly to the Board or a committee thereof and making filings in connection with such proposal and related discussions or negotiations under Section 13(d) of the Exchange Act and related regulations; provided, that SRS has provided notice of its intention to make such filing (together with a reasonable description of the material items to be disclosed in such filing and, if available, a draft thereof) to the Company as soon in advance as reasonably practicable; (iii) in the event the Board is no longer engaging in good faith negotiations relating to, or rejects an offer made by SRS (whether binding or non-binding), in each case, in accordance with clause (ii) above, making such offer directly to stockholders of the Company after providing notice of its intent to do so as soon in advance as reasonably practicable; or (iv) after providing written notice to the Company (which may be given not more than once during any twelve (12) month period; provided that an additional notice may be given during any twelve (12) month period if the Company enters into a confidentiality agreement with a Third Party with respect to a potential Wholeco Transaction), for a period of no more than seventy-five (75) days after such notice, engaging in discussions with other Persons (other than a Competitor) about the possibility of partnering in the making of an offer for a Wholeco Transaction under clause (ii) or, to the extent applicable, clause (iii) above and making an offer (whether binding or non-binding) contemplated by such clauses in partnership with any Person (other than a Competitor) as long as such offer to the Board under clause (ii) above is first made on or prior to the end of such 75-day period; provided, that (x) nothing in clauses (ii)-(iv) above shall be deemed to permit SRS to disclose any confidential information of the Company to any Person without the prior written consent of the Company, (y) Sections 2(d), (f), (g), (h) and (k) shall not prevent actions (and the other subsections of Section 2 shall not be deemed to prohibit actions taken by SRS that otherwise would be prohibited by Sections 2(d), (f), (g), (h) and (k) had they applied) to the extent such actions are taken in connection with discussions and offers made in compliance with clause (iii) or (iv) above (provided, that for the avoidance of doubt, Section 2(a) shall continue to prohibit the acquisition of Voting Securities except as results solely from being deemed a “group” with another Person as a result of such discussions or offers or from consummating a Wholeco Transaction that otherwise complies with this Section 2(d)), and (z) exploratory discussions by SRS in response to an unsolicited initiation by another Person of discussions with SRS with respect to partnering in the making of an offer for a Wholeco Transaction shall not be deemed to contravene the restrictions set forth in this Section 2(d), provided that thereafter engaging in substantive discussions about the material terms of the partnership and Wholeco Transaction shall either require the consent of the Board or the giving of the notice contemplated by clause (iv) above;

(e)    (i) call or seek the Company or any other Person to call any meeting of stockholders, including by written consent, (ii) seek representation on, or nominate any candidate to the Board (except as expressly provided by this Agreement), (iii) nominate any candidate to the board of directors of any Competitor unless such candidate is independent from SRS and SRS takes all appropriate acts to prevent such third party from providing any competitively sensitive information to SRS, (iv) seek the removal of any member of the Board or (v) make any proposal at any annual or special meeting of the Company’s stockholders; provided, that, the foregoing clauses (ii) and (iv) of this Section 2(e) shall not prevent the Applicable Directors from (x) discussing such matters at any Board or Board committee meeting or discussing such matters with other members of the Board at any time and (y) introducing qualified director candidates to the Board or the Corporate Governance Committee;

(f)    take any public action in support of or make any public proposal or request that constitutes or relates to: (i) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (ii) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (iii) any other material change in the Company’s management, business or corporate structure, (iv) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any Person, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(g)    make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(h)    except as is reasonably acceptable to the Company, form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act (a “Group”), with respect to the Voting Securities (for the avoidance of doubt, excluding any group composed solely of SRS and its Affiliates or as contemplated by Section 2(d) herein);

(i)    make any request for stockholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law (the “DGCL”) or otherwise;

(j)    institute, solicit or join, as a party, any litigation, arbitration or other proceeding (including any derivative action) against the Company or any of its future, current or former directors or officers or employees (provided, that nothing shall prevent SRS from bringing litigation to enforce the provisions of this Agreement, seeking a declaratory judgment with respect to compliance with the terms of this Agreement or being a party to a class action instituted by a Third Party without the assistance or encouragement of SRS);

(k)    except as is reasonably acceptable to the Company or as contemplated by Section 2(d) herein, enter into any discussions, negotiations, agreements, or understandings with any Third Party with respect to any of the foregoing, or assist, advise, knowingly encourage or knowingly influence any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

(l)    (i) contest the validity of, or (ii) publicly request any waiver of, the obligations set forth in this Section 2; provided, that clause (i) shall not be deemed to prevent SRS from defending any claim by the Company that SRS has breached this Section 2.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 2 shall not be deemed to (x) prohibit SRS or its directors, officers, partners, employees, members or agents (acting in such capacity) from communicating privately with the Company’s directors or officers so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure (including under Section 13(d) of the Exchange Act and related regulations) of such communications (except to the extent permitted by Section 2(d)) or (y) restrict any Applicable Director in the exercise of his fiduciary duties to the Company and all of its stockholders. Notwithstanding anything to the contrary in this Agreement, Sections 2(d), (f), (g), (h) and (k) shall be of no further force and effect (and the other subsections of Section 2 shall not be deemed to prohibit actions taken by SRS that otherwise would be prohibited by Sections 2(d), (f), (g), (h) and (k) had they been in effect to the extent such actions are taken in pursuit of a Change of Control Transaction; provided, that for the avoidance of doubt, Section 2(a) shall continue to fully apply in accordance with its terms except for offers (but not acquisitions of Voting Securities) relating to a Change of Control Transaction) in the event that (i) the Company shall enter into a definitive agreement providing for (A) a merger, consolidation, business combination or similar transaction immediately following which the stockholders of the Company immediately prior to the consummation of such transaction (other than stockholders of the Company who have entered into, or who are members of a Group any member of which has entered into, a definitive agreement with the Company in respect of a transaction of the type described in this clause (A)) will hold less than 80% of the total combined voting power of the Company or any successor holding company, (B) a tender or exchange offer for 20% or more of the Voting Securities of the Company, (C) a sale of 20% or more of the consolidated assets of the Company and its subsidiaries (including equity securities of subsidiaries) in a single transaction or series of related transactions (other than in the ordinary course of business), or (D) a sale of 20% or more of the Voting Securities outstanding immediately prior to such sale in a single transaction or series of related transactions (each of (A), (B), (C) and (D) constituting a “Change of Control Transaction”), (ii) the Company formally or publicly commences a process contemplating a Change of Control Transaction and (x) does not provide SRS an opportunity to participate in such a process on the same terms as Third Parties, or (y) includes conditions to participation that are designed to prevent SRS from participating in such a process on the same terms as Third Parties or (iii) a Third Party shall commence a tender offer or exchange offer or otherwise make a bona fide public offer to acquire the Company, all or substantially all of the assets of the Company, or 50% or more of the Voting Securities of the Company, in each case, not resulting from a violation of this Section 2.

3.    Stockholder Rights Plan.    The Rights Agreement, dated as of January 27, 2020, between the Company and Computershare Inc. (the “Rights Agreement”) shall stay in place until such time as it is redeemed or expires pursuant to its terms (the “Rights Agreement Expiration Date”). From the Rights Agreement Expiration Date until five (5) business days before the expiration of the Standstill Period, the Company agrees not to adopt or enter into any stockholder rights plan or similar agreement that would cause the rights thereunder to be “triggered” by (or would otherwise cause SRS to be materially and disproportionately adversely affected as compared to other stockholders of the Company as a result of) any action to be taken by SRS that would otherwise be permitted by Section 2 (except in response to SRS delivering a notice of its intent to make an offer directly to stockholders of the Company pursuant to Sections 2(d)(iii) or 2(d)(iv) with respect to which the Company shall be permitted to adopt or enter such a plan or agreement; provided that thereafter SRS shall not be restricted from (i) in connection with such offer taking actions that would otherwise be prohibited by Sections 2(b), (d), (e), (f), (g), (h) and (k) had they applied and (ii) acquiring, offering to acquire, or causing to be acquired any ownership or other interest in any Voting Securities or any Synthetic Position such that SRS would collectively have Beneficial Ownership of no more than the Independent Ownership Limit immediately following the consummation of such transaction).

4.    Voting Commitments.

(a)    SRS agrees that it will cause all Voting Securities Beneficially Owned by SRS as of the record date for any meeting of stockholders of the Company occurring during the Standstill Period (including, for the avoidance of doubt, Beneficial Ownership of any Voting Securities acquired after the date of this Agreement) to be present for quorum purposes and voted at such meetings (i) in favor of the Company’s nominees, (ii) against the election of any directors that have not been nominated by the Company, (iii) in accordance with the Board’s recommendation with respect to auditor ratification proposals and (iv) in accordance with the Board’s recommendation with respect to any other proposal presented at such meeting, provided however, that in the case of this clause (iv), SRS shall be permitted to vote in its sole discretion (subject to any limitations attached to Excess Voting Rights pursuant to Section 4(b)) with respect to any proposal (A) related to an Extraordinary Transaction, (B) which has received an “against” recommendation from Institutional Shareholder Services, (C) related to the implementation of takeover defenses or adversely affecting the rights of stockholders, or (D) related to new or amended incentive compensation plans.

(b)    In the event SRS obtains (as a result of buybacks or repurchases by or on behalf of the Company, purchases by SRS, or otherwise) the right to exercise voting rights attached to Voting Securities in excess of 25% of the outstanding Voting Securities (the “Excess Voting Rights”), and for so long as SRS continues to (i) have the right to exercise such Excess Voting Rights and (ii) Beneficially Own more than 25% of the outstanding Voting Securities, SRS shall (A) on each and every matter that is submitted to the stockholders of the Company for their vote and with respect to which the Excess Voting Rights may be voted by SRS, exercise such Excess Voting Rights in the same proportion in which all other Voting Securities voted on such matter are voted (without taking into consideration, in determining such proportions, (x) any Voting Securities that are not voted or with respect to which a “non-vote” or abstention is exercised or registered and (y) any Voting Securities that are voted by SRS on such matter), and (B) take reasonable steps to cooperate with the Company in order to exercise such Excess Voting Rights in the manner contemplated by this Section 4(b).

5.    Minimum Ownership. If at any time following the execution and delivery of this Agreement, SRS’s aggregate Beneficial Ownership of Voting Securities is less than (a) the greater of (x) 7,435,651 and (y) 10% of the issued and outstanding Voting Securities publicly disclosed as of such date, the resignation letter provided by one Applicable Director (or any Replacement thereof) shall become effective, (b) the greater of (x) 5,576,738 and (y) 7.5% of the issued and outstanding Voting Securities publicly disclosed as of such date, the resignation letter provided by one Applicable Director (or any Replacement thereof) shall become effective or (c) the greater of (x) 3,717,826 and (y) 5% of the issued and outstanding Voting Securities publicly disclosed as of such date, the resignation letter provided by the final Applicable Director (or any Replacement thereof), shall become effective (each of the percentages in clauses (a), (b) and (c), a “Minimum Ownership Level”); provided, that in the case of clauses (a) through (c), SRS shall promptly notify the Company of which Applicable Director (as applicable) will resign in each instance and, failing such notice, the Corporate Governance Committee of the Board shall determine which Applicable Director (as applicable) will resign. Following the effectiveness of an Applicable Director’s resignation letter pursuant to this Section 5, SRS shall no longer be entitled to recommend for appointment to the Board any Replacement for such Applicable Director and (ii) the Company shall not be obligated to nominate such Applicable Director or any Replacement thereof (as applicable) for election to the Board at any meeting of stockholders at which directors are to be elected occurring after such time. SRS shall promptly (and in any event within five (5) business days) inform the Company in writing if at any time SRS has failed to maintain any Minimum Ownership Level.

6.    Non-Disparagement. Until the expiration of the Standstill Period, SRS and the Company agree not to (and will cause any Persons acting on their behalf not to) make, or cause to be made (whether directly or indirectly), any public statement or any public announcement (including in any document filed with or furnished to the SEC or through the media), or any statement made by a senior officer or director of SRS or the Company to any stockholder or investor of the other party or any analyst, in each case which constitutes an ad hominem attack on, or otherwise disparages, the other party’s past, present or future directors, officers, partners, principals or employees; provided, that from and after the time at which Sections 2(d), (f), (g), (h) and (k) of this Agreement are no longer in full force and effect (including, for the avoidance of doubt, such time at which SRS provides notice pursuant to Sections 2(d)(iii)-(iv) in connection with the relevant offer), nothing herein shall limit SRS from making any statement or announcement regarding any breach of fiduciary duty by the Company or any of its officers or directors to the extent such statement or announcement is made in pursuit of a Change of Control Transaction; provided, further, that the Company shall also be permitted to make its own statement or announcement or comment on any statement or announcement made by SRS. Nothing in this Section 6 shall be deemed to prevent either the Company or SRS from complying with its respective disclosure obligations under applicable law, legal process, subpoena, law, the rules of any stock exchange, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

7.    Public Announcements. The Company shall announce this Agreement by means of a press release in the form attached hereto as Exhibit A (the “Press Release”). Neither the Company nor SRS shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. The Company acknowledges that SRS may file this Agreement as an exhibit to its Schedule 13D. The Company shall be given a reasonable opportunity to review and comment on any Schedule 13D filing made by SRS with respect to this Agreement, and SRS shall give reasonable consideration to the comments of the Company. SRS acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC.

8.    Confidentiality.

(a)    Each Applicable Director shall be required to comply with the Company’s Code of Business Conduct and Ethics for Directors applicable to the other members of the Board, including provisions relating to the confidentiality, disclosure and use of (including trading or influencing the actions of any Person based on) any non-public information entrusted to or obtained by such director by reason of his or her position as a director of the Company (“Confidential Information”).

(b)    Notwithstanding the foregoing, each of the Applicable Directors (or any Replacement thereof that is an Affiliate of SRS) may, if he wishes to do so, provide Confidential Information to SRS’s investment professionals (“SRS Investment Professionals”), solely to the extent such SRS Investment Professionals need to know such information in connection with SRS’s investment in the Company; provided, however, that SRS (i) shall inform each SRS Investment Professional of the confidential nature of the Confidential Information, (ii) shall cause each SRS Investment Professional not to disclose any Confidential Information to any Person other than SRS Investment Professionals in compliance with this Section 8(b) and (iii) shall cause each SRS Investment Professional not to use any Confidential Information other than in connection with SRS’s investment in the Company. SRS shall be responsible for the breach of this Section 8(b) by any of its directors, officers, employees, agents or other representatives (collectively, its “Representatives”).

(c)    Notwithstanding anything in this Agreement to the contrary, in the event that the SRS or any of its Representatives is required in connection with a legal, judiciary, regulatory or administrative investigation or proceeding, by interrogatories, subpoena, civil investigative demand or similar legally mandatory process (excluding any such requirement arising out of any action or proceeding initiated by SRS or its Representatives, including for the avoidance of doubt any requirement to make a filing with the SEC or under any securities laws or regulations) (each, a “Legal Requirement”), to disclose Confidential Information, it is agreed that SRS or such Representative will, to the extent legally permissible, provide the Company with prompt written notice of such event so that the Company may seek a protective order or other appropriate remedy, at its expense, or waive compliance with the applicable provisions of this Agreement and, if applicable, the Company’s Code of Business Conduct and Ethics for Directors by SRS or such Representative. In the event that (x) such protective order or other remedy is not obtained and disclosure of Confidential Information is therefore required (and such requirement does not arise from a breach of this Agreement by SRS) or (y) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to such Legal Requirement, SRS or such Representative, as the case may be, (i) may, without liability hereunder, furnish that portion (and only that portion) of the Confidential Information that SRS or such Representative’s legal counsel advises is legally required to be disclosed and (ii) will use reasonable efforts, at the Company’s expense, to obtain reasonable assurance that confidential treatment is accorded to any Confidential Information so furnished. In no event will SRS or its Representatives oppose any action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information.

(d)    Any confidentiality obligations under this Section 8 shall expire 24 months after the date on which no Applicable Director (or any Replacement thereof that is an Affiliate of SRS) serves as a director of the Company; provided, that SRS shall maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3); and provided, further, that this Section 8 is not intended to be, and shall not be interpreted as, a contractual restriction on any trading activities of SRS taken in SRS’s own judgment.

9.    Securities Laws. SRS acknowledges that it is aware, and will advise each SRS Investment Professional who receives Confidential Information pursuant to Section 8(b), that United States securities laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may trade securities on the basis of such information. SRS agrees that neither it nor its investment professionals will use or communicate any Confidential Information in violation of such laws. SRS maintains customary policies and procedures designed to prevent unauthorized disclosure and use of material, non-public information. As long as the Applicable Directors (or any Replacement thereof that is an Affiliate of SRS) are on the Board, SRS shall not purchase or sell, directly or indirectly, any securities of the Company during any blackout periods applicable to all directors under the Company’s insider trading policy; provided, however, that nothing herein shall prohibit SRS or Mr. Sarma (solely in his capacity as an advisor, director, general partner or manager of SRS or any affiliated fund) from purchasing or selling any securities of the Company pursuant to a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act and that is not adopted during any such blackout period. The Company agrees to notify SRS of the opening and closing of any such blackout periods. The restrictions contained in the Company’s policies and procedures applicable to the Applicable Directors (in their capacity as such) on pledging or making purchases on margin of, or entering into derivative or hedging arrangements (including options) with respect to, securities of the Company, which transactions are otherwise in compliance with applicable law and this Agreement, shall not be deemed to apply to SRS or Mr. Sarma (solely in his capacity as an advisor, director, general partner or manager of SRS or any affiliated fund).

10.    Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles), and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such Person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

11.    Representations, Warranties and Agreements of SRS. SRS represents and warrants that: (a) as of the date of this Agreement, SRS collectively Beneficially Owns and SRS is entitled to vote, in each case, an aggregate of 16,189,300 shares of Common Stock, (b) as of the date of this Agreement, SRS has a Synthetic Position (other than the shares of Common Stock Beneficially Owned as set forth in clause (a) above) equivalent to 8,810,700 shares of Common Stock, (c) SRS has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to any Applicable Director in connection with such Applicable Director’s nomination and appointment to, or service on, the Board (other than any Applicable Director’s regular compensation as an employee of SRS, as applicable, and not otherwise relating to such Applicable Director’s candidacy or service as a director of the Company) and (d) neither SRS nor any of its Affiliates has any agreements relating to the Company with any member of the Board or the Company’s management (other than the Applicable Directors) or with any Third Party or its representatives (other than other than customary, ordinary course agreements between or among SRS and its Affiliate and its and its Affiliates’ limited partners and agreements entered into with advisors and nominees in connection with SRS’s solicitation of proxies for the 2020 Annual Meeting).

12.    Extraordinary Transactions. For so long as (i) SRS or an Affiliate of SRS has Beneficial Ownership of 5% or more of the issued and outstanding Voting Securities or (ii) a director of the Company that was appointed or designated by SRS or an Affiliate of SRS continues to serve on the Board, any Extraordinary Transaction between the Company or its subsidiaries and SRS or its Affiliates shall be (x) negotiated with and approved by a special committee of the Board comprised solely of directors who qualify as “independent” of the Company pursuant to the applicable stock exchange listing requirements and who are not former or current employees of, or advisors or consultants to, SRS or an Affiliate of SRS, and (y) subject to approval by a majority of the disinterested stockholders of the Company (which, for the avoidance of doubt, shall exclude SRS or an Affiliate of SRS).

13.    Ownership Limit Excess.

(a)    In connection with entering into the Prior Agreement, the Board approved the transactions which resulted in SRS becoming an “interested stockholder” for purposes of Section 203 of the DGCL and, therefore, the restrictions contained in Section 203 of the DGCL do not apply to SRS as a matter of law. If SRS acquires any ownership or other interest in any Voting Securities or any Synthetic Position such that SRS would collectively have Beneficial Ownership of more than the Independent Ownership Limit (an “Ownership Limit Excess Acquisition”), then, unless the Board otherwise approves such Ownership Limit Excess Acquisition prior to such acquisition by resolution that includes the approval of a majority of the directors who are not Applicable Directors (or their Replacements) from and after that date (the “Ownership Limit Excess Date”), SRS agrees that the provisions of Section 203 of the DGCL shall be deemed to apply as a matter of contract to any “business combination” (as defined in Section 203 of the DGCL) between the Company and SRS as provided in Section 13(b) hereof.

(b)    SRS agrees that if SRS makes an Ownership Limit Excess Acquisition, then, from and after the Ownership Limit Excess Date (x) the restrictions under Section 203 of the DGCL applicable to a “business combination” with an “interested stockholder” shall apply to any such business combination between the Company and SRS as a matter of contract pursuant to this Agreement and (y) SRS will not engage in any “business combination” with the Company for a period of four (4) years following the Ownership Limit Excess Date, unless:

(i)    prior to the Ownership Limit Excess Date, the Board approved, including approval by a majority of the directors who are not Applicable Directors (or their Replacements), either the “business combination” or the Ownership Limit Excess Acquisition;

(ii)    upon consummation of a Ownership Limit Excess Acquisition, SRS owned at least 85% of the voting power of the Voting Securities outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Securities outstanding (but not the outstanding Voting Securities owned by SRS) those shares owned (x) by Persons who are directors and also officers of the Company and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

(iii)    at or subsequent to such time the “business combination” is approved by the Board, including approval by a majority of the directors who are not Applicable Directors (or their Replacements), and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the voting power of the outstanding Voting Securities which is not owned by SRS; or

(iv)    unless any of the exceptions in Section 203(b) (3), (4), (5) (6) or (7) of the DGCL would apply if the Ownership Limit Excess Acquisition had caused SRS to become an “interested stockholder” for purposes of Section 203 of the DGCL (with references to “15%” in Section 203 of the DGCL being deemed to be replaced with “Independent Ownership Limit”).

14.    Certain Actions. Neither the Board nor any committee thereof, on the one hand, or SRS or any Affiliate thereof, on the other hand, shall take any action that would be reasonably likely to materially interfere with the purposes of this Agreement. Except as required by applicable law or stock exchange rules or listing standards, the Company shall not alter, amend or adopt any Company policies or procedures or amend its bylaws, corporate governance guidelines or other organizational documents in a manner that would be reasonably likely to materially interfere with the purpose of this Agreement. In the event the Company determines to hold the 2022 Annual Meeting (as defined below) more than twenty-five (25) days before or twenty-five (25) days after the one-year anniversary of the 2021 annual meeting of stockholders, the Company will provide notice to SRS of the Advance Notice Deadline no less than seventy-five (75) days prior to the Advance Notice Deadline.

15.    Certain Defined Terms. For purposes of this Agreement:

(a)    “Advance Notice Deadline” means the advance notice deadline as determined pursuant to the Company’s bylaws, as then in effect, for stockholders to nominate candidates for the annual meeting of stockholders following the 2021 annual meeting of stockholders (the “2022 Annual Meeting”).

(b)    The terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Exchange Act.

(c)    “Beneficial Ownership” means having the right or ability to vote, cause to be voted or control or direct the voting of, any Voting Securities (in each case whether directly or indirectly, including pursuant to any agreement, arrangement or understanding, whether or not in writing); provided, that a Person shall be deemed to have “Beneficial Ownership” of any Voting Securities that such Person has a right, option or obligation to own, acquire or control or direct the voting of upon conversion, exercise, expiration, settlement or similar event (an “Exercise”) under or pursuant to (i) any Derivative (whether such Derivative is subject to Exercise immediately or only after the passage of time or upon the satisfaction of one or more conditions) and (ii) any Synthetic Position that is required or permitted to be settled, in whole or in part, in Voting Securities.

(d)    “Competitor” means China Auto Rental (CAR Inc.), eHi Car Services Limited, Enterprise Holdings, Inc., Europcar Groupe SA, Hertz Global Holdings Inc., Sixt SE and any of their respective Affiliates.

(e)    “Nomination Notice” means the letter, dated February 21, 2020, delivered by SRS to the Company, giving notice to the Company of SRS’s intent to nominate certain individuals to stand for election to the Board at the 2020 Annual Meeting.

(f)    “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(g)    “Synthetic Position” shall mean any option, warrant, convertible security, stock appreciation right, or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index) (each of the foregoing, a “Derivative”), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of Voting Securities and that increases in value as the market price or value of Voting Securities increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Voting Securities, in each case regardless of whether (i) it conveys any voting rights in such Voting Securities to any Person, (ii) it is required to be or capable of being settled, in whole or in part, in Voting Securities or (iii) any Person (including the holder of such Synthetic Position) may have entered into other transactions that hedge its economic effect.

(h)    “Third Party” shall mean any Person other than the Company, SRS and their respective Affiliates and representatives.

(i)    “Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors.

16.    Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

17.    No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

18.    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

19.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below during normal business hours and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Avis Budget Group, Inc.

6 Sylvan Way

Parsippany, New Jersey 07054

Attention:	Jean Sera
Email:	Jean.Sera@avisbudget.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:	Stephen F. Arcano
Richard J. Grossman
Neil P. Stronski
Email:	stephen.arcano@skadden.com
richard.grossman@skadden.com
neil.stronski@skadden.com

if to SRS:

SRS Investment Management, LLC

1 Bryant Park, 39th Floor

New York, NY 10036

Attention:	David Zales
Email:	david.zales@srsfund.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty St.

New York, New York 10281

Attention:	Stephen Fraidin
Richard Brand
Braden McCurrach
Email:	stephen.fraidin@cwt.com
richard.brand@cwt.com
braden.mccurrach@cwt.com

20.    Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

21.    Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

22.    Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

23.    No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

24.    Amendments. This Agreement may only be amended pursuant to a written agreement executed by SRS and the Company, subject to Section 1(i).

25.    Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances. Any share numbers set forth in this Agreement shall be adjusted as necessary for any stock splits, stock dividends, reverse stock splits, recapitalizations or similar events (other than stock buybacks or repurchases).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

AVIS BUDGET GROUP, INC.

By:	/s/ Jean Sera
Name:	Jean Sera
Title:	Senior Vice President, Corporate
Secretary and Global Programs

[Signature Page to Third Amended and Restated Cooperation Agreement]

SRS INVESTMENT MANAGEMENT, LLC

By:	/s/ David B. Zales
Name:	David B. Zales
Title:	General Counsel

SRS PARTNERS MASTER FUND LP

By:	SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name:	David B. Zales
Title:	General Counsel

SRS SPECIAL OPPORTUNITIES MASTER II, LP

By:	SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name:	David B. Zales
Title:	General Counsel

SRS LONG OPPORTUNITIES MASTER FUND, LP

By:	SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name:	David B. Zales
Title:	General Counsel

[Signature Page to Third Amended and Restated Cooperation Agreement]

SCHEDULE A

SRS Investment Management, LLC

SRS Partners Master Fund LP

SRS Special Opportunities Master II, LP

SRS Long Opportunities Master Fund, LP

EXHIBIT A

Press Release